                                                                       EXHIBIT 1


                                                                  EXECUTION COPY
                                                                  --------------

                            FOUR STAR HOLDING, INC.
                            -----------------------

                                SALE AGREEMENT
                                --------------

          This SALE AGREEMENT (this "Agreement"), dated as of March 20, 1998, is made and entered into by and among Four Star Holding, Inc., a Delaware corporation (the "Company"), Four Star Lighting, Inc, a New York corporation ("Lighting" or "Four Star"), each of Four Star Associates, L.P., Stonebridge Partners Equity Fund, L.P., Bill L. Aishman, Anthony P. Cancellieri and Darren DeVerna (individually, a "Selling Shareholder," and collectively the "Selling Shareholders"), and Matthews Studio Equipment Group, a California corporation ("Buyer").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the Selling Shareholders own all of the issued and outstanding capital stock (the "Capital Stock") of the Company and the Company owns all of the Capital Stock of Lighting; and

          WHEREAS, Buyer and the Selling Shareholders desire to transfer the ownership of the Capital Stock of the Company to Buyer for the consideration specified herein;

          NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, terms and conditions contained herein, and in order to set forth the terms and conditions of the sale, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                   ---------

                                    CLOSING

          1.1  The Closing.  The closing (the "Closing") of the transactions
               -----------
provided for in this Agreement shall be held at the offices of Whitman Breed Abbott & Morgan LLP, 200 Park Avenue, New York, New York 10166 (unless the parties hereto otherwise agree in writing) on the Closing Date (as defined in
Section 1.2).

          1.2  Closing Date.  The "Closing Date" shall mean April 1, 1998,
               ------------
provided, however, that if any of the conditions provided for in Article IV
--------  -------
shall not have been waived or met by March 30, 1998, then either Buyer in the case of conditions provided in Section 4.1 or the Selling Shareholders in the case of conditions provided in Section 4.2 shall be entitled to postpone the Closing Date by written notice to the other party until three (3) business days after such condition or conditions have been met or waived. The Closing Date shall not be later than April 30, 1998 unless mutually agreed upon by Buyer and the Selling Shareholders.

          1.3  Consideration.  On and subject to the terms and conditions of
               -------------
this Agreement, Buyer agrees to purchase from the Selling Shareholders all of the shares of Capital Stock of the Company for aggregate consideration in cash equal to $26,500,000, plus the excess of the Net Asset Amount (as defined below) over $8,900,000 or minus the excess of $8,900,000 over the Net Asset Amount (the "Purchase Price").

          1.4  Deliveries at the Closing.
               -------------------------

               (a)  Payment to the Selling Shareholders.  At the Closing, Buyer
                    -----------------------------------
will pay to the Selling Shareholders pro rata, to an account or accounts designated by the Shareholders' Representative (as defined in Section 1.6), by wire transfer of immediately available funds, an amount in cash equal to (i) $26,500,000, (ii) plus the excess, if any, of the Estimated Net Asset Amount over $8,900,000 or minus the excess, if any, of $8,900,000 over the Estimated Net Asset Amount (as defined below), (iii) less the Indebtedness Payment (as defined in Section 1.5(a)), which is paid by Buyer as provided in Section 1.5., and (iv) less the Escrow Payment (as defined in Section 1.4(b)).

          Not later than 3 days before the Closing, the Shareholders' Representative will provide Buyer in writing with a good faith estimate of (i) the Net Asset Amount (as defined in Section 1.6), using the format shown on
Schedule 1.6 (the "Estimated Net Asset Amount"), and (ii) the Indebtedness Payment.

          (b)  Escrow Payment.  At the Closing, Buyer will pay to Bank of
               --------------
America Illinois, as escrow agent (the "Escrow Agent"), $1,000,000 (the "Escrow Payment"), all to be held pursuant to the terms of the Escrow Agreement (as defined in Section 4.1(h)).

          (c)  Deliveries by the Selling Shareholders.  At the Closing, the
               --------------------------------------
Selling Shareholders will deliver, or cause to be delivered, to Buyer:

               (i) the stock certificates representing all (and not less than all) of the Capital Stock of the Company (the "Shares"), accompanied by stock powers duly executed in blank or duly executed stock transfer forms or instruments of transfer, with any applicable transfer stamps affixed, which validly transfer title to the Shares to Buyer free and clear of any Liens (as defined in Section 2.2(b));

               (ii) the resignations, effective as of the Closing Date, of all members of the Board of Directors of the

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          Company and Four Star and of such officers of the Company and Four
          Star as Buyer shall specify;

               (iii) the stock books, ledger books and corporate seals of the Company and Four Star, together with the original stock certificate or certificates representing all of (A) the Preferred Stock (as defined in Section 1.5(a)) held by the Selling Shareholders and (B) the Capital Stock of Four Star held by the Company;

               (iv) the certificate of the Shareholders' Representative referred to in Section 4.1(i);

               (v) a certificate of the Selling Shareholders' non-foreign status which complies with the requirements of Section 1445 of the Internal Revenue Code of 1986 as amended (the "Code") and the Treasury Regulations promulgated thereunder; and

               (vi) all other documents, instruments and writings to be delivered by the Selling Shareholders at or prior to the Closing pursuant to this Agreement.

     1.5  Indebtedness Payment.
          --------------------

          (a)  Definitions.  For purposes of this Agreement, the following terms
               -----------
shall have the following meaning:

               (i) "Indebtedness Payment" shall mean an amount equal to, as of the Closing Date, the then outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums on, and any other amounts payable (including any success fee) with respect to, (A) all indebtedness of Four Star under that certain loan and security agreement (the "Loan Agreement") with Bank of America Illinois ("Bank of America"), dated as of September 8, 1995, as amended (the "Bank Indebtedness Payment"), (B) all indebtedness of the Company under certain subordinated notes (the "Subordinated Notes") held by Four Star Associates, L.P. and Stonebridge Partners Equity Fund, L.P. (the "Subordinated Notes Indebtedness Payment"), and (C) the redemption value of the cumulative redeemable preferred stock, par value $.01, of the Company (the "Preferred Stock") plus accrued but unpaid dividends thereon (the " Preferred Stock Indebtedness Payment").

          (b)  Indebtedness Payment.  At the Closing, Buyer will pay to accounts
               --------------------
designated by the Shareholders' Representative, by wire transfer of immediately available funds, a portion of the Purchase Price equal to the Indebtedness Payment as follows: (i) to Bank of America (for the benefit of the financial institutions party to the Loan Agreement) an amount in cash equal to the Bank Indebtedness Payment; (ii) to the holders of the Subordinated Notes an amount in cash equal to the Subordinated Notes Indebtedness Payment; and
(iii) to the holders of the Preferred Stock an amount in cash equal to the Preferred Stock Indebtedness Payment.

          At the Closing, the Shareholders' Representative shall deliver to Buyer written statements from Bank of America, the holders of the Subordinated Notes (or their representatives) and the holders of the Preferred Stock stating the amounts due, as of the Closing Date, for the Bank Indebtedness Payment, the Subordinated Notes Indebtedness Payment and the Preferred Stock Indebtedness Payment, respectively.

     1.6  Purchase Price Adjustment.
          -------------------------

          (a)  Definitions.  For purposes of this Agreement, the following terms
               -----------
shall have the following meanings:

               (i) "Final Net Asset Statement" shall mean the Net Asset Statement (as defined in Section 1.6(b)) which has become conclusive and binding upon the parties pursuant to this Section 1.6.

               (ii) "Net Asset Amount" shall mean the Company's Included Current Assets (as shown on Schedule 1.6), plus the Historical Net Book Value of Rental Equipment (as shown on Schedule 1.6) minus the Company's Included Current Liabilities (as shown on Schedule 1.6), all of which shall have been calculated on the basis of consolidation of the accounts of the Company and Lighting as of the close of business on the day immediately preceding the Closing Date, as finally determined on the Final Net Asset Statement.

          (b)  Net Asset Statement.  Within 60 days following the Closing Date,
               -------------------
David A. Zackrison and/or Michael S. Bruno acting as representative of all Selling Shareholders (the "Shareholders' Representative") shall prepare (or cause to be prepared), issue and deliver to Buyer a statement of the Net Asset Amount (the "Net Asset Statement") and the computation of the Consideration Adjustment (as defined in Section 1.6(d)). The Net Asset Statement shall be prepared as set forth on Schedule 1.6 using the same accounting methods, policies, practices, principles and procedures (the "Methods"), with consistent classifications, judgments, and valuation and estimation methodologies (the "Methodologies"), that were used in the preparation of the December Balance Sheet (as defined in Section 2.2(f)) except as otherwise provided on Schedule 1.6.

          (c)  Dispute Procedures.  The Net Asset Statement delivered by the
               ------------------
Shareholders' Representative to Buyer and the computation of the Net Asset Amount and the Consideration

Adjustment indicated thereon shall be conclusive and binding upon the parties unless Buyer, within 30 days after delivery to Buyer of the Net Asset Statement, notifies the Shareholders' Representative in writing that Buyer disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Net Asset Statement and the computation of the Net Asset Amount and the Consideration Adjustment, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement resolving the dispute within 10 days after notice is given by Buyer to the Shareholders' Representative pursuant to the second preceding sentence, the parties shall submit the dispute to a partner at the accounting firm of Price Waterhouse LLP, or, if no partner of such firm will act, to a partner at such other nationally recognized independent accounting firm mutually agreeable to the parties, which shall not have a material relationship with the Selling Shareholders, the Shareholders' Representative or Buyer or any of their respective affiliates within two years preceding the appointment (the "Arbiter"), for resolution. If the Parties cannot agree on the selection of a partner at such an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a partner, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 20 days after its acceptance of his or her appointment as Arbiter, the Arbiter shall determine, based solely on presentations by the Shareholders' Representative and Buyer, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting computation of the Net Asset Amount and the Consideration Adjustment, if any, which shall be conclusive and binding upon the parties. All proceedings conducted by the Arbiter shall take place in the City of New York. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of Section 1.6 and Schedule 1.6 and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter (i) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such disputed items so submitted and (ii) shall be borne by the Selling Shareholders in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such disputed items so submitted. Whether any dispute is resolved by agreement among the parties or by the Arbiter, changes to the Net Asset Statement shall be made hereunder only for items as to which Buyer has taken exception as provided herein.

          (d)  Consideration Adjustment.  The difference, if any, between the
               ------------------------
Net Asset Amount and the Estimated Net Asset Amount, whether a positive or a negative number, is herein referred to as the "Consideration Adjustment." If the Net Asset Amount exceeds the Estimated Net Asset Amount, the dollar amount of the Consideration Adjustment shall be paid by Buyer to the Shareholders' Representative, for the benefit of the Selling Shareholders, in accordance with the provisions of Section 1.6(e). If the Net Asset Amount is less than the Estimated Net Asset Amount, the dollar amount of the Consideration Adjustment shall be paid by the Shareholders' Representative, on behalf of Selling Shareholders pro rata, to Buyer in accordance with the provisions of Section 1.6(e).

          (e)  Payment.  Any amount payable as Consideration Adjustment shall be
               -------
paid by wire transfer of immediately available funds to an account designated in writing by the Shareholders' Representative or Buyer, as the case may be. Such payment shall be made on the third business day following the earliest of (i) the last day on which Buyer may, pursuant to the first sentence of Section 1.6(c), notify the Shareholders' Representative that it disputes any of the amounts set forth in the Net Asset Statement, if Buyer shall not notify the Shareholders' Representative of any dispute, or such earlier date as Buyer shall advise the Shareholders' Representative of the absence of any dispute, or (ii) the date mutual agreement is reached as to the amount of the Consideration Adjustment, if any, in the event of a dispute that is settled by the parties without resort to the Arbiter, or (iii) the date of receipt of the report of the Arbiter in the event of a dispute which is settled by the Arbiter.

          (f)  Access.  Buyer shall provide the Shareholders' Representative and
               ------
its accountants full access to all relevant books and records and to employees of the Company and Four Star to the extent necessary for the Shareholders' Representative to prepare the Net Asset Statement and in connection with any dispute with respect to the Net Asset Statement.

                                  ARTICLE II
                                  ----------

                        REPRESENTATIONS AND WARRANTIES

     2.1  Representations and Warranties by Buyer.  Buyer represents and
          ---------------------------------------
warrants to, and agrees with, the Selling Shareholders as follows:

          (a)  Organization, etc.  Buyer is a corporation, validly existing and
               -----------------
in good standing under the laws of the State of California, with full power and authority to own all of its property and assets and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property makes such qualification necessary.

          (b)  Authority Relative to Agreement.  Buyer has the corporate power
               -------------------------------
and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been, or prior to the Closing will be, duly authorized by all necessary action or proceedings. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms.

          (c)  Non-Contravention.  The execution and delivery of this Agreement
               -----------------
by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby will not, violate any provision of its Certificate of Incorporation or Bylaws, or violate, or result with the giving of notice or the lapse of time or both in a violation of, any provision of any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Buyer or any of its properties or assets (real, personal or mixed, tangible or intangible) are bound.

          (d)  Consents, etc.  As of the Closing Date, Buyer shall have obtained
               -------------
all licenses, permits, consents, authorizations, orders or approvals of any governmental commission, board or regulatory body necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (e)  Purchase for Investment; Investor Sophistication.
               ------------------------------------------------

               (1) Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by the terms and conditions of this Agreement.

               (2) Buyer at the Closing Date will have been given access to information regarding the Company and Four Star, including the opportunity to ask questions of it and receive answers from the officers of the Company and Four Star concerning the present and proposed activities of the Company and Four Star, and to obtain information which Buyer deems necessary in order to evaluate the merits of the transactions contemplated by this Agreement; provided, that no such inquiry, investigation or information
                --------
     shall affect the representations and warranties of the Selling Shareholders contained herein.

               (3) Buyer is purchasing the Shares solely for its own account, for investment purposes, and not with a view to resale or distribution of all or any part of the Shares. Buyer understands that the Shares have not been registered under the Securities Act, or applicable state securities laws, on the grounds that the Shares were issued in a transaction, not involving any public offering, and are now being sold in a transaction involving a person other than an issuer, underwriter or dealer, to a knowledgeable investor that is familiar with the affairs and proposed operations of the Company and that consequently such transaction is exempt from registration under the Securities Act of 1933, as amended, and applicable state laws.

     2.2  Representation and Warranties by the Company, Four Star and the
          ---------------------------------------------------------------
Selling Shareholders.  The Company, Four Star and the Selling Shareholders,
--------------------
jointly and severally, represent and warrant to, and agree with, Buyer as follows:

          (a)  Organization.  Each of the Company and Lighting is a corporation
               ------------
duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and Lighting is duly qualified or licensed to do business and is in good standing in the states in which it has facilities and each other jurisdiction in which the nature of its business or the character of its properties requires such qualification. The copies of the Certificate of Incorporation and By-laws, as amended, of the Company and Lighting, which have been delivered to Buyer, are complete and correct, and such instruments are in full force and effect. The Company has no other subsidiary than Lighting.

          (b)  Capital Stock and Securities.  The authorized capital stock of
               ----------------------------
the Company consists of Seven Hundred and Fifty Thousand (750,000) shares of "Common Stock" (par value $.01) and Three Hundred and Fifty (350,000) shares of "Preferred Stock" (par value $.01). On the date hereof and on the Closing Date, Seven Hundred Twelve Thousand Five Hundred (712,500) shares of the Common Stock are issued and outstanding and One Hundred and Fifty Thousand (150,000) shares of the Preferred Stock are issued and outstanding, all of which are owned, beneficially and of record, by the Selling Shareholders in the amounts set forth on Schedule 2.2(b) attached hereto. Each share of Capital Stock of the Company shall on the Closing Date be owned by the Selling Shareholders free and clear of any and all liens, charges, claims, pledges, security interests, title imperfections or other encumbrances of any kind ("Liens"). Upon transfer by the Selling Shareholders to Buyer of the Certificates evidencing the Shares, the Selling Shareholders will have transferred to Buyer good and valid title to the Shares free and clear of all Liens, other than Liens which become applicable as a result of any acts or omissions of Buyer. The authorized capital stock of Four Star consists of One Thousand (1,000) shares of common stock with a par value of one dollar ($1.00). On the date hereof and on the Closing Date, One Thousand (1,000) shares of the common stock of Four Star are issued and outstanding, all of which are owned, beneficially and of record, by the Company free and clear of any and all Liens. Each outstanding share of Capital Stock of the Company and Four Star is on the date hereof, and shall on the Closing Date, be duly authorized, validly issued, fully paid and nonassessable. Neither the Company nor Four Star has any outstanding commitments to issue or sell any shares of its Capital Stock, or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for, or acquire from the Company or Four Star any shares of its Capital Stock, and no securities or obligations evidencing any such right are outstanding. Neither the Company nor Four Star has outstanding any other debt or equity securities other than the Preferred Stock, Common Stock and existing indebtedness, which, including the terms thereof, are fully described in the disclosure schedule dated as of the date hereof prepared by the Company and the Selling Shareholders and made a part hereof (the "Disclosure Schedule").

          (c)  Authority Relative to Agreement.  Each Selling Shareholder has
               -------------------------------
the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Selling Shareholder of this Agreement and the consummation by the Selling Shareholders of the transactions contemplated hereby have been duly authorized by all necessary action or proceeding. No other action or proceeding on the part of any Selling Shareholder, or the Company or Lighting, is necessary, and no vote or consent by the shareholders of the Company or Lighting is necessary, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Selling Shareholder and constitutes a valid and binding agreement of each Selling Shareholder, enforceable in accordance with its terms.

          (d)  Non-Contravention.  The consummation of the transactions
               -----------------
contemplated hereby will not violate any provision of the Company's or Four Star's Certificate of Incorporation or By-Laws, or the charter documents of any Selling shareholder, as applicable, or violate, or result with the giving of notice or the lapse of time or both in a violation of, any material provision of any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which the Company, Four Star, or any Selling Shareholder, or any of its or his properties or assets (real, personal or mixed, tangible or intangible) are bound.

          (e)  Consents, etc.  As of the Closing Date, the Company, Lighting and
               -------------
the Selling Shareholders shall have
obtained all licenses, permits, consents, authorizations, orders or approvals of any governmental commission, board or regulatory body, or any other third party, if any, necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (f)  Financial Statements.  The Selling Shareholders have heretofore
               --------------------
delivered to Buyer, or will deliver prior to Closing, the audited consolidated financial statements of the Company and Lighting for the fiscal years ended December 31, 1997 and 1996 and for the period from September 5, 1995 to December 31, 1995 (the "Audited Financial Statements") and the unaudited consolidated financial statements of the Company and Lighting for the fiscal year ended December 31, 1997 (the "December 97 Financial Statements;" and collectively with the Audited Financial Statements, the "Financial Statements"). The consolidated balance sheet included in the December 97 Financial Statements is referred to as the "December Balance Sheet." Except as noted therein or as set forth in the Disclosure Schedule, the Financial Statements have been prepared from the books and records of the Company and Lighting, and present fairly in all material respects the consolidated financial condition, results of operations, and cash flows of the Company and Lighting as of the statement dates and for the periods indicated in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, except, in the case of the December 97 Financial Statements, footnotes are not included and such statements are subject to year-end adjustments consistent with past practice.

          (g)  Government Authorizations and Compliance with Laws, etc..  Except
               --------------------------------------------------------
as set forth in the Disclosure Schedule, the business of the Company and Lighting has been operated in compliance with all laws, ordinances, regulations, judgments, decrees, injunctions,rulings, awards and orders, of all governmental entities, courts and arbitrators, domestic or foreign. Each of the Company and Lighting has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business.
Except as set forth in the Disclosure Schedule, no notice has been received by the Company or Lighting and, to the best of the Company's and Selling Shareholders' knowledge, no investigation or review is pending or threatened by any governmental entity with respect to (i) any alleged violation by the Company or Lighting of any law, ordinance, regulation, judgment, decree, injunction, ruling, award, order, policy or guideline of any governmental entity, court or arbitrator, domestic or foreign, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Company or Lighting.

          (h)  Tax Matters.  All federal, state, local and foreign tax returns
               -----------
and tax reports required to be filed by or with respect to the Company or Lighting have been duly filed. The Company has paid, caused to be paid, or made adequate provision for payment of all taxes (including interest and penalties) due or to become due from or with respect to the Company or Lighting in respect of all periods through and including the Closing Date and neither the Company nor Lighting will be liable for any tax as a result of operations on or before the Closing Date or the transfers made hereby, except as shown on the Final Net Asset Statement or as set forth in the Disclosure Schedule. No issues have been raised, either orally or in writing (and are currently pending), by any foreign, federal, state or local taxing authority in connection with any of the returns or reports referred to in this Section 2.2(h). No waivers of statutes of limitations as to any tax matters are currently in effect with respect to the Company or Lighting. Except as set forth in the Disclosure Schedule, neither the Company nor Lighting is a party to a tax sharing or similar agreement and neither the Company nor Lighting has filed consolidated returns or combined returns or reports which include the income, loss or assets of any entity other than the Company and Lighting.

          For the purpose of this Agreement, any federal, state, local or foreign income, sales, use, transfer, payroll, unemployment, Social Security, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "tax" or "taxes."

          (i)  Title to Properties; Absence of Liens.  Each of the Company and
               -------------------------------------
Lighting has good and marketable title to all of the properties and other assets (real, personal and mixed, tangible and intangible) reflected in the December 31, 1997 Financial Statements or acquired after the date thereof (except for properties and assets sold or otherwise disposed of since December 31, 1997 in the ordinary course of business), free and clear of any and all Liens, except as shown on the Disclosure Schedule. Except for those properties or assets acquired since December 31, 1997, all properties and assets (real, personal and mixed, tangible and intangible) used in the business of the Company and Lighting are reflected in the Financial Statements in the manner and to the extent required by generally accepted accounting principles.

          (j)  Material Agreements.  The Disclosure Schedule lists every
               -------------------
material agreement to which the Company or Lighting is a party or by which it or any of its properties or assets (real, personal or mixed, tangible or intangible) is bound which is to be performed in whole or in part after the Closing Date. Solely for the purpose of this Section 2.2(j), the term "material agreement" shall mean any single agreement or lease, including agreements with respect to notes receivable and purchase orders issued in the ordinary course of business, pursuant to which any party thereto is obligated after the date hereof to make payments aggregating more than $25,000 individually. The Disclosure Schedule also indicates the aggregate amount of all such contracts to the extent such aggregate exceeds $250,000 to any individual vendor. There is no default, nor will any default occur hereafter, as a result of the consummation of the transactions contemplated hereby or otherwise, in any obligation to be performed by any party to any agreement to which the Company or Lighting is a party or by which it or any of its properties or assets (real, personal or mixed, tangible or intangible) is bound. Other than this Agreement, there are no agreements or options to sell or lease any of the properties or assets (real, personal or mixed, tangible or intangible) of the Company or Lighting except in the ordinary course of its business.

          (k)  Litigation.  Except as set forth in the Disclosure Statement:
               ----------
(i) there is no claim, action, suit or proceeding pending or threatened against the Company or Lighting or any of their properties or assets (real, personal or mixed, tangible or intangible) or which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunctions, ruling, award or order of any court, governmental department, commission, agency or instrumentality or arbitrator outstanding against the Company, Lighting or any of their properties or assets (real, personal or mixed, tangible or intangible); (ii) neither the Company, Lighting nor any of their officers or employees is currently charged with, or is currently under investigation with respect to, any violation of any provision of any federal, state, local, foreign or other applicable law, ordinance or regulation in respect of the business of the Company or Lighting; and (iii) neither the Company nor Lighting is a party to and is not bound by any judgment, decree, injunction, ruling, award or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person.

          (l)  Employee Benefit Plans.  The Disclosure Schedule contains a
               ----------------------
complete list of "Plans" consisting of each:

                    (i) "employee welfare benefit plan", as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), to which the Company or Lighting (or any entity which is a member of a "controlled group of corporations" with or is under "common control" with the Company or Lighting as defined in
               Section 414(b) or (c) of the Code ("Common Control Entity")) contributes or is required to contribute, including each multi-employer welfare plan ("Welfare Plan"), and sets forth the amount of any liability of the Company or Lighting for payments more than thirty days past due with respect to each Welfare Plan as of the Closing Date;

                    (ii) "multi-employer pension plan," as defined in Section 3(37) of ERISA, to which the Company or Lighting (or any Common Control Entity) has contributed or been obligated to contribute at any time after September 25, 1980 ("Multi-employer Plan");

                    (iii)  "employee pension benefit plan," as defined in
               Section 3(2) of ERISA, (other than a Multi-employer Plan) to which the Company or Lighting (or any Common Control Entity) contributes or is required to contribute ("Pension Plan"); and

                    (iv) deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment, other than normal payroll practices and policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons, maintained by the Company or Lighting.

          (m)  Pension Plans.  The funding method used in connection with each
               -------------
Pension Plan which is subject to the minimum funding requirements of ERISA is in accordance with ERISA and the Code and the actuarial assumptions used in connection with funding of each such plan are reasonable. The assets of each Pension Plan are sufficient to discharge all liabilities under such plan, on an ongoing basis and on a termination basis, and there is no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA, with respect to any plan year of any such plan. There are no unpaid contributions with respect to any Pension Plan which are not accrued for on the financial statements of the Company or Lighting (or any Common Control Entity) as of the Closing Date.

                    (i) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a) as appropriate) and 501(a).

                    (ii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument complies currently, and has complied at all times in the past, both as to form and in operation, with the provisions of applicable Federal law, including the Code and ERISA.

                    (iii) The Company and Lighting have paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Pension Plan for each plan year thereof for which such premiums are required. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan. No liability to the PBGC has been incurred by the Company, Lighting or any Common Control Entity on account of the termination of any Pension Plan. No filing has been made by the Company, Lighting or any Common Control Entity with PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. Neither the Company, Lighting nor any Common Control Entity has, at any time, (a) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (b) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (c) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company, Lighting or any Common Control Entity made contributions during the five years prior to the Closing Date.

          (n)  Multi-employer Plans.  Neither the Company, Lighting nor any
               --------------------
Common Control Entity has, at any time, withdrawn from a Multi-employer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in ERISA Sections 4203 and 4205, respectively.

          (o)  Prohibited Transactions.  Neither the Company, Lighting nor, to
               -----------------------
the knowledge of the Company, any plan fiduciary of any Welfare Plan or Pension Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.

          (p)  Copies of Relevant Plan Documents.  True and complete copies of
               ---------------------------------
each of the following documents have been delivered by the Company to Buyer: (i) each Welfare Plan, Multi-employer Plan and Pension Plan, related trust agreements, annuity contracts or other funding instruments, (ii) each plan, agreement, arrangement and commitment referred to in Sections 2.2(l) and (m), and complete descriptions of any such plan which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan,
(iv) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan, Multi-employer Plan and Pension Plan for the two most recent plan years and (v) all actuarial reports prepared for the last three years for each Pension Plan and Multi-employer Plan.

          (q)  Validity and Enforceability of Plans.  Each Welfare Plan, Pension
               ------------------------------------
Plan, related trust agreement, annuity contract or other funding instrument and each plan, agreement, arrangement and commitment referred to in Section 2.2(l) and (m) is legally valid and binding and in full force and effect.

          (r)  Payments to Retirees.  Except as described on the Disclosure
               --------------------
Schedule, neither the Company, Lighting nor any Welfare Plan has any obligation to make any payment to or with respect to any former or current employee of the Company, Lighting, or any predecessor in interest thereof pursuant to any retiree medical benefit or other Welfare Plan.

          (s)  Litigation Under Plans.  Neither the Company, Lighting nor any
               ----------------------
Plan is a party to any litigation relating to, or seeking benefits under, any Plan.

          (t)  Employment Agreements.  Neither the Company nor Lighting is a
               ---------------------
party to any employment, severance or similar agreements, except as shown on the Disclosure Schedule.

          (u)  Change in Control Provisions.  Neither the Company nor Lighting
               ----------------------------
is a party to any agreement which contains any provision pursuant to which the Company or Lighting will be obligated to make any payment as a result of the transactions contemplated hereby, except as set forth on the Disclosure Schedule.

          (v)  Labor and Employment Law Matters.  There are no controversies
               --------------------------------
pending, or, to the knowledge of the Selling Shareholders, threatened between the Company or Lighting and any of their employees or officers, including without limitation any strikes, work stoppages, work slowdowns, unfair labor practice charges or complaints, grievances or arbitrations, or any other pending or threatened charges, complaints, actions or proceedings with respect to any aspect of employment, application for employment, or the termination of employment, including without limitation any charges, complaints or actions alleging employment discrimination, unlawful retaliation, breach of contract, wrongful discharge, breach of a duty of good faith and fair dealing, defamation, breach of privacy or any federal, state or local laws, ordinances or regulations with respect to employment standards, wage and hours, payment of wages, safety and health, immigration or labor practices. Neither the Company nor Lighting is subject to any collective agreements, or any side letters or memoranda of agreement pertaining thereto, other than shown on the Disclosure Schedule. There are no pending labor negotiations with respect to the Company or Lighting. No union or other labor organization is seeking to organize or be recognized as a collective bargaining representative for any employee of the Company or Lighting, and there are no representation proceedings or petitions pending or threatened.

          (w)  Employees.  The Disclosure Schedule contains a true and complete
               ---------
list of all employees of the Company and Lighting, pay levels and length of service with the Company or Lighting. Except for the employment agreements disclosed on the Disclosure Schedule, neither the Company nor Lighting has made any legally enforceable commitment to any such employees with respect to the duration of, or which restricts or limits the ability of the Company or Lighting to terminate, such employee's employment. Neither the Company nor Lighting has knowledge of any plans by any such employee to terminate employment with the Company or Lighting. There are no pending claims for workers' compensation, unemployment insurance or disability benefits under federal, state or local law.

          (x)  Absence of Certain Changes or Events.  Except as set forth in the
               ------------------------------------
Disclosure Schedule, since December 31, 1997 there has not been (i) any material change which has had a material adverse effect on the financial condition, business or operations of the Company; (ii) any damage, destruction or other loss with respect to property owned by the Company or Lighting, whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving the Company or Lighting; (iii) any direct or indirect redemption, purchase or other acquisition by the Company or Lighting of any shares of its capital stock; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, capital stock or property) other than shown in the Disclosure Statement; or (v) the entry by the Company or Lighting into any commitment or transaction which is not in the ordinary course of business; (vi) any change in the method of accounting used by the Company or Lighting other than with prior written consent of Buyer or (vii) any increase in the salaries or other compensation, or of any advances (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or any increase in, or any addition to, other benefits to which any of its employees may be entitled, other than with the prior written consent of Buyer.

          (y)  Absence of Undisclosed Liabilities and Agreements.  Except as
               -------------------------------------------------
disclosed in the Disclosure Schedule or as specifically provided for or disclosed in the Financial Statements and except for items not required to be provided for or disclosed in accordance with generally accepted accounting principles neither the Company nor Lighting (i) had, as of December 31, 1997, any material debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, any liabilities resulting from the failure to comply with any law applicable to the Company or Lighting, or to the conduct of its business), (ii) has not incurred, since December 31, 1997, any such debts, liabilities or obligations other than in the ordinary course of its business, or (iii) except in connection with the transactions contemplated in this Agreement, has not, since December 31, 1997, conducted its business otherwise than in the ordinary course.

          (z)  Insurance.  The Company and Lighting have insurance policies in
               ---------
full force and effect which provide for coverages which are adequate for the business of the Company and Lighting as to both amount and scope. The Company's and Lighting's current insurance coverage is as described in the Disclosure Schedule.

          (aa) Payments.  Neither the Company nor Lighting has directly or
               --------
indirectly, paid or delivered any fees, commissions or other sums of money or items of property however characterized to any finders, agents, customers, government officials or other parties, in the United States or in any other country, which in any manner are related to the business or operations of the Company or Lighting, and which have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over the Company or Lighting. Neither the Company nor Lighting has participated, directly or indirectly, in any boycotts or similar practices.

          (bb) Proprietary Rights.  The proprietary rights listed in the
               ------------------
Disclosure Schedule are all those used in the business of the Company or Lighting. The Company's and Lighting's use of such proprietary rights is not infringing upon or otherwise violating the rights of any third party in or to such proprietary rights, and no proceedings have been instituted against or notices received by the Company or Lighting that are presently outstanding alleging that the Company's or Lighting's use of such proprietary rights infringes upon or otherwise violates any rights of a third party in or to such proprietary rights.

          (cc) Books of Account.  The books of account of the Company and
               ----------------
Lighting adequately reflect all of their respective items of income and expense and all of their assets, liabilities and accruals, in order to permit financial statements to be prepared in accordance with generally accepted accounting principles.

          (dd) Purchase Commitments and Outstanding Bids.  No outstanding
               -----------------------------------------
purchase or outstanding lease commitment of the Company or Lighting presently is in excess of the normal, ordinary and usual requirements of its business or contains terms and conditions more onerous than those usual and customary in the Company's or Lighting's business.

          (ee) Customers and Suppliers.  The Disclosure Schedule contains a
               -----------------------
complete and accurate list of (i) the 10 largest customers of the Company and Lighting in terms of revenues during the Company's and Lighting's last fiscal year, showing the approximate total sales by the Company or Lighting to each such customer during such fiscal year; (ii) the 10 largest suppliers of the Company and Lighting in terms of purchases during the Company's and Lighting's last fiscal year, showing the approximate total purchases by the Company and Lighting from each such supplier during such fiscal year. Since December 31, 1996, to the knowledge of the Selling Shareholders, there has been no material adverse change in the business relationship of the Company or Lighting with any customer or supplier named in the Disclosure Schedule or with any other material customer or supplier.

          (ff) Permits.  The Disclosure Schedule contains a complete and
               -------
accurate list of all permits held by the Company or Lighting or for which the Company or Lighting has applied, which are the only permits necessary for or used by the Company or Lighting to carry on its business as presently conducted.

          (gg) Compliance with Legislation Regulating Environmental Quality.
               ------------------------------------------------------------
There are no toxic wastes or other toxic or hazardous substances or materials being used, stored or otherwise held on, under or about any portion of the facilities occupied by the Company or Lighting except as set forth in the Disclosure Schedule. Each facility occupied by the Company or Lighting has been maintained, used and operated by the Company and Lighting in compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations ("Environmental Law"). Neither the Company nor Four Star has received written notice of, or, to the knowledge of the Selling Shareholders, is the subject of, any actions, claims, investigations, demands, or notices by any person alleging liability under or non-compliance with any Environmental Law.

          (hh) Transactions with Certain Persons.  Except as set forth in the
               ---------------------------------
Disclosure Schedule, neither any officer, director, shareholder or employee of the Company or Lighting nor any member of any such person's immediate family is presently a party to any material transaction with the Company or Lighting relating to the Company's or Lighting's business, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by, (ii) providing for the rental of material real or personal property from, or (iii) otherwise requiring material payments to (other than for services as officers, directors or employees of the Company or Lighting) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

          (ii) Availability of Documents.  The Company and Lighting have made
               -------------------------
available to Buyer copies of all documents, including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, tradenames, service marks, copyrights and applications therefor listed in the Disclosure Schedule hereto or referred to herein. All such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

          (kk) Accounts.  The accounts receivable of Lighting reflected in the
               --------
Financial Statements were incurred in the ordinary course of business and reflect bonafide sales or lease transactions.

          (ll) Disclosure.  Neither this Agreement nor the Disclosure Statement
               ----------
contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were or are made, not misleading.

                                  ARTICLE III
                                  -----------

                      ADDITIONAL COVENANTS AND AGREEMENTS

          3.1  Conduct of the Company and Lighting.  During the period from the
               -----------------------------------
date hereof to the Closing Date:

               (a)  Operation in the Ordinary Course of Business.  Except as
                    --------------------------------------------
contemplated by this Agreement, the Selling Shareholders shall cause the Company and Lighting to conduct their business operations according to the ordinary and usual course of business and will use their best efforts, subject to the foregoing, (i) to preserve intact their business organization; (ii) to maintain their books and records in accordance with past practices; (iii) to keep available the services of their officers and employees; and (iv) to maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with them. The Selling Shareholders shall confer with Buyer or its representatives to keep it informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company and Lighting.

               (b)  Forbearances by the Company.  Except as contemplated by this
                    ---------------------------
Agreement, the Selling Shareholders will not permit the Company or Lighting, after the date hereof, without the prior written consent of Buyer, to:

                    (i) incur any new debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than in the ordinary course of its business;

                    (ii) assume, guarantee, endorse or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation;

                    (iii) make any direct or indirect redemption, purchase or other acquisition of any shares of its Capital Stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property);

                    (iv) mortgage, pledge or otherwise encumber any of its properties or assets;

                    (v) sell, lease, transfer or dispose of any of its properties or assets, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it except in the ordinary and usual course of business;

                    (vi) except in the ordinary course of business make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation;

                    (vii) enter into any transaction other than in the ordinary course of business;

                    (viii) except in the ordinary course of business enter into or terminate any agreement, plan or lease, or make any change in any of its agreements, plans or leases;

                    (ix) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse;

                    (x) enter into, terminate or make any changes in any collective bargaining agreements;

                    (xi) increase in any manner the compensation, remuneration or fringe benefits of any of its officers or employees or pay or agree to pay any pension, retirement allowance, or other benefit not required by any existing employee benefit plan to any such officers or employees, commit itself to any employment agreement or employee benefit plan with or for the benefit of any of its officers or employees or any other person or alter, amend, terminate in whole or in part, or curtail or permanently discontinue distributions to, any pension plan or any other employee benefit plan;

                    (xii) issue any shares of capital stock or issue any warrants, options, calls, subscriptions, or other agreements or commitments obligating it to issue shares of capital stock;

                    (xiii) make any distributions, directly or indirectly to the
               Selling Shareholders;

                    (xiv) make any unscheduled repayment of bank or similar debt, except for advances under or repayments of its revolving loan with Bank of America other than in the ordinary course of business; or

                    (xv) enter into an agreement to do any of the things described in clauses (i) through (xiv) of this Section 3.1 (b).

          3.2  Regulatory Consents, Authorizations, etc.  Each party hereto will
               -----------------------------------------
use its best efforts to obtain all consents, authorizations, orders and approvals of, and make all filings and registrations with, any governmental commission, board or other regulatory body or any other person required for or in connection with the consummation of the transactions contemplated hereby and will cooperate fully with the other parties in assisting them to obtain such approvals and to make such filings and registrations. No party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

          3.3  Investigation By Buyer.  Prior to the Closing Date, upon
               ----------------------
reasonable prior notice, Selling Shareholders agree to permit Buyer Representatives and their authorized representatives, as specifically approved by Sellers' Representative in writing, or cause them to be permitted, to have full access to the premises, books and records, officers, employees, and independent accountants (including the independent accountant's workpapers, subject to the execution of a customary workpaper access letter) of the Company and Lighting at reasonable hours, and prior to the Closing Date the officers of the Company and Lighting shall furnish Buyer with such financial and operating data and other information with respect to the business, properties and assets of the Company and Lighting as Buyer shall from time to time reasonably request. No investigation by Buyer heretofore or hereafter made shall affect the representations and warranties of the Selling Shareholders contained herein. Prior to the Closing Date, Buyer shall not use any information relating to the Company and Lighting obtained by it from the Selling Shareholders, the Company and Lighting pursuant to this Section 3.3, which is not otherwise publicly available, for any purpose unrelated to the consummation of the transactions contemplated hereby, and prior to the Closing Date or in the event this Agreement is terminated, Buyer will not disclose any such information to any person, unless and until such time as such information is otherwise publicly available or as Buyer is advised by counsel that such information is required by law to be disclosed. In the event this Agreement is terminated, Buyer agrees to keep confidential all information it has obtained concerning the Company and Lighting under the terms of this Agreement for a two-year period and to return promptly, if so requested by the Selling Shareholders, every document furnished to Buyer by the Selling Shareholders, the Company and Lighting, in connection with the transactions contemplated hereby, and any copies thereof Buyer may have made, and to use its best efforts to cause its representatives to whom such documents were furnished promptly to return such documents, and any copies thereof any of them may have made.

          3.4  Expenses.  Each party agrees to pay all of its own fees, costs
               --------
and expenses (including, without limitation, those of advisors, financial advisors, lawyers or accountants) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Selling Shareholders shall be solely responsible and shall hold Buyer harmless from any claim for any broker's success or similar fee payable to Harris Williams & Co. with respect to the transaction contemplated by this Agreement.

          3.5  Negotiations With Others.  During the period from the date of
               ------------------------
this Agreement to the Closing Date, or until this Agreement is terminated in accordance with the provisions of Article V, if it is so terminated, the Selling Shareholders and/or their agents shall not, directly or indirectly, without the prior written consent of Buyer, solicit or initiate discussions or engage in negotiations with, or provide any information other than publicly available information to, or authorize any financial advisor or other person to solicit or initiate discussions or engage in negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer) concerning any possible proposal regarding a sale of shares of capital stock of, or a merger, consolidation, sale of assets or other similar transaction involving the Company or Four Star, and the Selling Shareholders and/or their agents will promptly notify Buyer if any such discussions or negotiations are sought to be initiated with, any such information is requested from, or any such proposal or possible proposal is received by the Company, Lighting, the Selling Shareholders and/or their agents.

          3.6  Publicity.  Until the Closing Date, each party hereto agrees not
               ---------
to issue any press release or any public statement with respect to the transactions contemplated hereby, except as may be required by law, in which event such press release or public statement shall be made only after consultation with the Company or Buyer, as the case may be; then and thereafter no such public announcement, press release or any public statement (outside of ordinary course marketing efforts and government filings) shall be made without the consent, which shall not be unreasonably withheld, of the Selling Shareholders (in the case of releases or statements issued or made by Buyer) or Buyer (in the case of releases or statements issued or made by the Selling Shareholders).

          3.7  General Release.  In consideration of the consummation of the
               ---------------
Sale and receipt by the Shareholders' Representative of each Selling Shareholder's due portion of the Purchase Price, on the Closing Date each Selling Shareholder does remise, release and discharge the Company and Four Star, its successors and assigns, its directors, officers and shareholders, from any and all Claims (as defined in Section 6.2(a)) through the Closing Date, including all Claims related to the Selling Shareholder's relationship with the Company or Four Star as an officer, director or shareholder, but excluding all Claims related to the Selling Shareholder's relationship with the Company or Four Star as an employee.

          3.8  PRG Litigation.  Prior to and after the Closing Date, the Selling
               --------------
Shareholders shall, and shall cause the Shareholders' Representative to, vigorously defend the PRG Litigation (as defined in Section 4.1(d)) and shall not settle such litigation with any negative effect on the ownership of the Shares or resulting liability to Buyer, the Company or Four Star, without prior consent of Buyer.

          3.9  Additional Agreements.  Subject to the terms and conditions
               ---------------------
herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and as may be requested by Buyer's lenders, or such lenders' counsel, to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable hereinafter.

                                  ARTICLE IV
                                  ----------

                           CONDITIONS TO THE CLOSING

          4.1  Conditions to the Closing Relating to Buyer.  Consummation of the
               -------------------------------------------
transaction contemplated hereby is subject to the fulfillment to the reasonable satisfaction of Buyer, prior to or at the Closing Date, of each of the following conditions:

          (a)  Regulatory Consents, Authorizations, etc..  All consents,
               -----------------------------------------
authorizations, orders and approvals of, and filings and registrations with any governmental commission, board or other regulatory body or any other person which are required, prior to the Closing Date, for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto and the Company of the transactions contemplated hereby, or which are required in order to avoid violation or termination of any agreement listed in the Disclosure Schedule, shall have been obtained or made.

          (b)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Selling Shareholders contained in this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made at and as of the Closing Date; and the Selling Shareholders and the Company shall have performed or complied in all material aspects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

          (c)  Litigation; Other Events.  Except for the PRG Litigation, no
               ------------------------
action, suit or proceeding shall have been instituted by any person which seeks to prohibit, restrict or delay consummation of the transactions contemplated under this Agreement (the "Sale") or any of the conditions to the Sale, or seeks damages as a result of the consummation of the Sale.

          (d)  PRG Litigation.  The litigation commenced by Production Resource
               --------------
Group, L.L.C. against the Selling Shareholders and the Shareholders' Representative (the "PRG Litigation") shall not be in a posture that, in the reasonable opinion of Buyer and Buyers' counsel, may be expected to, (i) prohibit Buyer's ownership of the Shares or operation of all or a material portion of the Company's and Four Star's business or assets, or compel Buyer to dispose of or hold separate all or a material portion of the Company's and Four Star's business or assets after consummation of the Sale, (ii) render Buyer unable to purchase the Shares or to consummate the Sale, (iii) impose material limitations on the ability of Buyer effectively to exercise full rights of ownership of the Shares or the Company's and Four Star's business or assets, or
(iv) result in any material liability of Buyer, the Company or Four Star (giving effect to the escrow provided hereunder) after consummation of the Sale.

          (e)  Existing Indebtedness.  The holders of any outstanding
               ---------------------
indebtedness for borrowed money of the Company and/or Four Star, including, but not limited to, Bank of America and the holders of the Subordinated Notes, shall have released and discharged the same and the Liens securing the same, including any collateral assignment of Four Star's rental contracts and any guaranty of Four Star's obligations by the Company, and shall have delivered (i) the original promissory notes evidencing such indebtedness marked canceled and (ii) the appropriate Uniform Commercial Code termination statements in recordable form and otherwise in form acceptable to Buyer's counsel, against payment by the Company and/or Four Star of the outstanding balance of such indebtedness.

          (f)  Employment.  Darren DeVerna shall have executed and delivered an
               ----------
employment and non-competition agreement with Buyer or Four Star in form and substance satisfactory to Buyer.

          (g)  Keyman Life Insurance.  Buyer shall have obtained a commitment
               ---------------------
from a reputable insurance carrier, reasonably acceptable to Buyer's lenders, for keyman life insurance on Darren DeVerna in an amount of not less than $2,000,000.

          (h)  Escrow Agreement.  The Selling Shareholders and the Escrow Agent
               ----------------
shall have executed and delivered to Buyer an escrow agreement, substantially in the form of Exhibit A hereto (the "Escrow Agreement").

          (i)  Resignations.  Buyer shall have received the resignations,
               ------------
effective as of the Closing Date, of all directors of the Company and Four Star and those officers of the Company and Four Star which Buyer shall request prior to the Closing Date.

          (j)  Closing Certificate.  The Shareholders' Representative shall have
               -------------------
delivered to Buyer a certificate as to the satisfaction of the conditions set forth in Section 4.1(b) and (c), dated as of the Closing Date.

          (k)  Stock Certificates.  Buyer shall have received (A) the stock
               ------------------
certificates evidencing the Shares, (B) the stock certificates evidencing all of the Preferred Stock, and (C) a stock certificate evidencing all of the Common Stock of Four Star.

          (l)  Opinion of Counsel.  Buyer shall have received the opinion, dated
               ------------------
the Closing Date, of Simpson Thacher

& Bartlett, special counsel for the Selling Shareholders, in the form attached hereto as Exhibit B.

          (m)  Material Adverse Event.  The business, operations, assets,
               ----------------------
financial condition or properties of the Company and Lighting shall not have been materially adversely affected in any way as a result of any event or occurrence.

          (n)  Deliveries.  Buyer shall have received all documents required to
               ----------
be delivered to Buyer by the Selling Shareholders at the Closing as provided herein, including, but not limited to, any documents requested by Buyer's lenders, or such lenders' counsel. All such documents shall be in form and substance satisfactory to Buyer and its counsel.

          4.2  Conditions to the Closing Related to the Selling Shareholders.
               -------------------------------------------------------------
Consummation of the transaction contemplated hereby is subject to the fulfillment to the reasonable satisfaction of the Selling Shareholders, prior to or at the Closing Date, of each of the following conditions:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made at and as of the Closing Date; and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b)  No Injunctions.  No injunctions, waiting periods or restraining
               --------------
order shall be in effect prohibiting the Sale and all required approvals shall have been obtained.

          (c)  Payment.  Buyer shall have paid the Purchase Price.
               -------

          (d)  Escrow Agreement.  Buyer shall have executed and delivered
               ----------------
the Escrow Agreement.

          (e)  Opinion of Counsel.  The Shareholders' Representative shall have
               ------------------
received the opinion, dated the Closing Date, of Whitman Breed Abbott & Morgan LLP, counsel for Buyer, in the form attached hereto as Exhibit C.

                                   ARTICLE V
                                   ---------

                                  TERMINATION

          5.1  Termination.  This Agreement may be terminated:
               -----------

                    (i) By mutual action of the Selling Shareholders and Buyer;

                    (ii) By either the Selling Shareholders or Buyer, if there has been a material breach hereof on the part of the other party hereto, provided such party fails to cure such breach within five
               (5) days following notification thereof;

                    (iii) By the Selling Shareholders, if any of the conditions set forth in Section 4.2 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before April 30, 1998; or

                    (iv)   By Buyer, if any of the conditions set forth in
               Section 4.1 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Selling Shareholders on or before April 30, 1998.

          5.2  Effects of Termination.  In the event of the termination of this
               ----------------------
Agreement, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other parties hereto or their respective stockholders or directors or officers in respect thereof, except for the obligations of the parties hereto set forth in the last two sentences of
Section 3.3 and in Section 3.4, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                  ARTICLE VI
                                  ----------

                                   INDEMNITY

          6.1  Survival of Representations and Warranties Indemnity.  The
               ----------------------------------------------------
representations, warranties and covenants by the Selling Shareholders shall survive the Closing until fifteen (15) months following the Closing Date, except that the representations and warranties set forth in Section 2.2(h) shall survive the Closing until thirty six (36) months following the Closing Date, and, further, except as provided in Section 6.2(b). Any Claim against the Selling Shareholders of which notice has been given by Buyer pursuant to Section
6.3 at or prior to the expiration of the related period shall continue to be subject to indemnification provided for in Section 6.2(a) notwithstanding the expiration of such period.

          6.2  Indemnity.
               ---------

               (a)  General Indemnification by Selling Shareholders.  The
                    -----------------------------------------------
Selling Shareholders agree to indemnify, jointly and severally, Buyer, the Company and/or Four Star, and their respective officers, directors, employees and agents (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties"), for any and all claims, demands, losses, costs, charges, expenses, obligations, liabilities, actions, suits, damages, judgments and deficiencies, including interest and penalties, reasonable counsels' fees and all reasonable amounts paid in settlement of any claim, action, or suit (collectively referred to as "Claims") which may be sustained, suffered or incurred by a Buyer Indemnified Party and arising out of or by reason of any breach of any representation, warranty, covenant or undertaking made by the Selling Shareholders pursuant to this Agreement; provided, however, that except
                                                 --------  -------
in the case of fraud the Selling Shareholders shall not have any obligation for any of the foregoing until the Buyer Indemnified Parties have suffered an aggregate of all Claims in excess of $250,000, after which point the Selling Shareholders will be obligated only to indemnify the Buyer Indemnified Parties from such further Claims in excess of $250,000, and provided further, that the
                                                    -------- -------
Selling Shareholders shall not be obligated to indemnify the Buyer Indemnified Parties in excess of $1,000,000.

               (b)  Special Indemnification by Selling Shareholders.  The
                    -----------------------------------------------
foregoing notwithstanding, the Selling Shareholders agree to indemnify, jointly and severally, without any limitations as to the time and the amount of the Claims, the Buyer Indemnified Parties for any and all Claims which may be sustained, suffered or incurred by a Buyer Indemnified Party and arising out of or by reason of (i) the PRG Litigation and (ii) any failure by Four Star to comply with the terms of or obligations under the collective bargaining agreement with Local No. 33 of the International Alliance of Theatrical Stage Employees, including any and all obligations with respect to Multi-employer Plans, for all periods ending on or prior to the Closing Date (the "Local 33 Agreement").

               (c)  Special Indemnification by Buyer.  Buyer agrees to
                    ---------------------------------
indemnify the Selling Shareholders, and their respective officers, directors, employees and agents (individually, a "Seller Indemnified Party"), for any and all Claims which may be sustained, suffered or incurred by a Seller Indemnified Party and arising out of or by reason of any failure by Buyer and/or Four Star to comply with the terms of or obligations under the Local 33 Agreement, for all periods beginning after the Closing Date.

          6.3  Cooperation.  The term "Claims" as used in this Article is not
               -----------
limited to matters asserted by third parties against a Buyer Indemnified Party or a Seller Indemnified Party

(each an "Indemnified Party"), but does not include any losses or expenses resulting from the management and operation of the Company after the Closing. Claims does not include any damages to the extent the Company receives insurance reimbursement therefor. In the event a Claim is asserted by any third party against an Indemnified Party, it shall notify the other party (the "Indemnifying Party") of such Claim by giving to the Indemnifying Party prompt written notice, and shall give the Indemnifying Party and its counsel access to any and all such files, records and other documents as may be necessary to enable the Indemnifying Party to investigate or participate in the defense against such Claim (but at the cost and expense of the Indemnifying Party) and the Indemnified Party shall otherwise cooperate in connection therewith and shall not unreasonably assume a position contrary to that of the Indemnifying Party with respect to all such third party Claims.

                                  ARTICLE VII
                                  -----------

                                 MISCELLANEOUS

          7.1  Notices.   Any notice or other communication required or
               -------
permitted hereunder shall be sufficiently given if delivered personally or sent by telex or telecopy or by registered or certified mail, postage prepaid, addressed, in the case of the Selling Shareholders, the Company or Lighting, to it care of Stonebridge Partners, Westchester Financial Center, 50 Main Street, White Plains, New York 10606, Attention: David A. Zackrison, Telecopy No.:
(914) 682-0834, with copies to Richard C. Weisberg, Esq., 425 Lexington Avenue, New York, New York 10017, Telecopy No.: (212) 455-2502, or in the case of the Buyer to Matthews Studio Equipment Group, 3111 North Kenwood Street, Burbank, California 91505, Attention: Carlos D. DeMattos, Telecopy No.: (818) 525-5216, with copies to Francis W. Costello, Esq., Whitman Breed Abbott & Morgan LLP, 633 West Fifth Street, Los Angeles, California 90071, Telecopy No.: (213) 896-2450, with copies to such other person or address as shall be furnished in writing by any party to the other parties prior to the giving of the applicable notice or communication, and such notice or communication shall be deemed to have been given ten (10) days after mailed, or in the case of personal delivery or telecopy, upon receipt of transmission.

          7.2  Financial Advisors and Brokers.  Except as disclosed in the
               ------------------------------
Disclosure Schedule, the Selling Shareholders represent and warrant, jointly and severally, that no investment banker, broker or finder is entitled to any financial advisory, brokerage or finder's fee or other similar payment from the Company based on agreements, arrangements or undertakings made by it or any of its respective directors, officers or employees in connection with the transactions contemplated hereby. Buyer shall be solely responsible for the fees of any investment banker, broker or finder employed by it.

          Buyer represents and warrants that no investment banker, broker or finder is entitled to any financial advisory, brokerage or finder's fee or other similar payment from the Company based on agreements, arrangements or undertakings made by Buyer or any of its respective directors, officers or employees in connection with the transactions contemplated hereby.

          7.3  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.4  Disclosure Schedule.  The Disclosure Schedule is an integral part
               -------------------
of this Agreement.

          7.5  Headings.  The headings herein are for convenience only, do not
               --------
constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

          7.6  Exhibits.  The attached Exhibits are an integral part of this
               --------
Agreement.

          7.7  Miscellaneous.  This Agreement (including the Exhibits hereto and
               -------------
the Disclosure Schedule) (a) constitutes the entire agreement and understanding and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, (c) shall not be assigned, by operation of law or otherwise, except that Buyer may at its sole option and without the consent of the Selling Shareholders assign this Agreement and its rights and obligations hereunder to an a wholly owned subsidiary of Buyer, and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York.

          7.8  Arbitration.  For matters other than those provided for in
               -----------
Section 1.6(c), any party shall have the right to submit any dispute, controversy or claim arising out of this Agreement to neutral binding arbitration in New York, New York. The matter shall be heard and settled by one arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitrator shall be appointed in accordance with the Rules. Any party requesting arbitration shall give notice to the other party stating the issue to be resolved. The arbitrator shall be bound by the terms and conditions of this Agreement and shall have no power, in rendering the award, to alter or depart from any express provision of this Agreement. The decision of the arbitrator shall be based solely upon written submissions to the arbitrator and shall be final and binding on both parties, with each party or parties bearing its own costs and expenses with respect to the dispute. Each party hereby consents to the entry of a judgment in any court of competent jurisdiction enforcing any arbitration decision made in accordance herewith.

          7.9  Power of Attorney.  Each of the undersigned Selling Shareholders
               -----------------
hereby irrevocably makes, constitutes and appoints Michael S. Bruno, Jr. and/or David A. Zackrison as his/their or her attorney-in-fact with full power to act, as Shareholders' Representative, in his/their or her place and stead to compromise any claim or take any other action, including without limitation pursuant to Section 6.3, with respect to this Agreement. Each Selling Shareholder agrees that payment by Buyer to a Shareholders' Representative shall satisfy Buyer's obligation to each Selling Shareholder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:


                                       FOUR STAR HOLDING, INC.



Attest_______________________          By /s/ Bill L. Aishman
                                          ----------------------------------
                                            President


                                       FOUR STAR LIGHTING, INC.



Attest_______________________          By /s/ Bill L. Aishman
                                          ----------------------------------
                                            President

                                       FOUR STAR ASSOCIATES, L.P.,
                                         a Delaware Limited Partnership

                                       By: Stonebridge Partners Management,
                                           L.P., General Partner

Attest_______________________          By  /s/ Michael S. Bruno
                                           ---------------------------------
                                       Its General Partner
                                           ---------------------------------

                                       STONEBRIDGE PARTNERS
                                         EQUITY FUND, L.P.
                                         a Delaware Limited Partnership

                                       By: Stonebridge Partners Management,
                                           L.P., General Partner

Attest_______________________          By  /s/ Michael S. Bruno
                                           ---------------------------------
                                       Its General Partner
                                           ---------------------------------

                                           /s/ Bill L. Aishman
                                       _________________________________________
                                                   BILL L. AISHMAN


                                          /s/ Anthony P. Cancellieri
                                       _________________________________________
                                               ANTHONY P. CANCELLIERI


                                         /s/ Darren DeVerna
                                       _________________________________________
                                                    DARREN DEVERNA

                                       MATTHEWS STUDIO EQUIPMENT GROUP



Attest /s/ Christian H. Mittweg        By /s/ Carlos D. DeMattos
       ------------------------           ---------------------------
                                            Chairman of the Board and
                                             Chief Executive Officer

                             EMPLOYMENT AGREEMENT
                             --------------------

          This Employment Agreement is made and entered into this 1st day of April, 1998, by and between Four Star Lighting, Inc. (the "Company" or "Four Star"), a New York corporation, and Mr. Darren DeVerna, an individual ("Executive").

                             W I T N E S S E T H:

          WHEREAS, the Company is engaged in the business of renting lighting equipment to theatrical production companies in the United States;

          WHEREAS, the Executive has superior and unique skill, talent and ability to promote the business and affairs of the Company;

          WHEREAS, the Company desires to be assured of the association and services of Executive for the Company's operations; and

          WHEREAS, Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth:

          NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

          1.   Employment.  The Company hereby employs Executive as the
               ----------
President of the Company, reporting to the Company's Chief Executive Officer and Chairman of the Board in conjunction with the Company's Board of Directors.

          2.   Location and Travel.  Executive shall perform his duties for the
               -------------------
Company from the Company's facilities located in Mount Vernon, New York. Executive shall travel as is required or appropriate to carry out his duties.

          3.   Term.  The period of employment hereunder shall be from April 1,
               ----
1998 through March 31, 2001 subject to extension or termination as hereinafter provided (the "Initial Period of Employment"). As of the last day of the Initial Period of Employment, and each anniversary thereafter, the period of employment shall be automatically extended by one additional year (the "Extended Period of Employment"; the Initial Period of Employment and, if so extended, the Extended Period of Employment, together the "Period of Employment") unless at least three months prior to such date, the Company shall deliver to the Executive or the Executive shall deliver to the Company written notice that the Period of Employment will not be extended, in which case the Period of Employment will end at its then scheduled expiration date and shall not be further extended except by written agreement of the Company and the Executive.

          4.   Compensation.  (a)  For all services rendered by Executive under
               ------------
this Agreement, the Company shall pay Executive a base salary of One Hundred Fifty Thousand Dollars ($150,000) per annum ("Base Salary"), payable weekly in equal installments. The Base Salary may be increased from time to time at the discretion of the Company's Chief Executive Officer, provided that such increase shall not in any event exceed ten percent (10%) for any twelve-month period.

          (b) In addition to the Base Salary, Executive shall be paid such bonus as is provided for in Section 5 below.

          (c) Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel (other than travel related expenses covered by the car allowance described below) and business entertainment incurred in connection with the performance of his duties under this Agreement. Such reimbursement shall be upon periodic presentation to the Company of valid receipts and other appropriate documentation and upon approval by the Company of such receipts and documentation; provided, however, any individual expense greater than One Thousand Dollars ($1,000.00) shall not be incurred without prior approval of the Chief Executive Officer.

          (d) Executive shall be entitled to a car allowance of Eight Hundred Dollars ($800.00) per month (which includes automobile leasing, insurance and mileage expenses).

          (e) Executive shall also be entitled to such other employee benefits (such as vacation, and medical, disability and life insurance coverage) as are available pursuant to the Company's general employment practices.

          5.   Performance Bonus.  (a)  In addition to the Base Salary, the
               -----------------
Company shall pay Executive a bonus which shall be determined according to the formula set forth in this Section 5:

     (i) For the period commencing on April 1, 1998 and ending on September 30, 1998, the bonus shall be an amount equal to (i) twenty percent (20%) of Base Salary paid to Executive during such (April 1 through September 30, 1998) period if "EBIT" (as defined below) for the Company for such period exceeds Two Million Two Hundred Thousand Dollars ($2,200,000), or (ii) thirty percent (30%) of Base Salary if "EBIT" for the Company for such period exceeds Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) or (iii) forty percent (40%) of Base Salary if "EBIT" for the Company for such period exceeds Two Million Seven Hundred Thousand Dollars ($2,700,000).

     (ii) For the fiscal year (i.e. twelve month period) ending on September 30, 1999 the bonus shall be an amount equal to (i) twenty percent (20%) of Base Salary for such fiscal year if "EBIT" for the Company for such fiscal year exceeds Four Million Four Hundred Thousand Dollars ($4,400,000), or (ii) thirty percent (30%) of Base Salary if "EBIT" for the Company for such fiscal year exceeds Four Million Nine Hundred Thousand Dollars ($4,900,000) or (iii) forty percent (40%) of Base Salary if "EBIT" for the Company for such fiscal year exceeds Five Million Four Hundred Thousand Dollars ($5,400,000). Thereafter, the bonus for each fiscal year shall be in an amount to be determined by the Chief Executive Officer of the Company in conjunction with the Company's Board of Directors.

          (b) Notwithstanding anything contained herein to the contrary, Executive shall only be entitled to receive a bonus if he remains employed by the Company, and continues to render services on a full-time basis to the Company, through the last day of the third month of the calendar year following the fiscal year in which the bonus is earned. Payment of any bonus earned by Executive shall be made by no later than the last day of the sixth month of the calendar year following the fiscal year in which the bonus is earned. No bonus shall be payable to Executive in respect of any fiscal period unless the "EBIT" levels specified above shall have been reached for that fiscal period.

          (c) In determining the Company's earnings before interest and taxes ("EBIT") for a relevant period, "EBIT" shall be calculated in accordance with generally accepted accounting principles (including the recognition of appropriate acquisition related accounting entries, e.g., goodwill amortization), provided that "EBIT" shall be calculated on the basis of the results of the same lines of business the Company was engaged in prior to the date of this Agreement. The attached schedule shows the calculation of EBIT for the first 12 months based on the Company's forecast.

          6.   Stock Options.  As soon as practicable, Executive shall be issued
               -------------
options to purchase One Hundred Fifty Thousand (150,000) shares of the common stock of Matthews Studio Equipment Group ("Group") under Group's 1994 Stock Option Plan (for employees)(the "ESOP"). The options shall vest over a five year period in five equal installments (30,000 per installment) on the first, second, third, fourth and fifth anniversary of the date of this Agreement, and shall have an exercise price equal to the fair market value (as defined in the ESOP) of Group's common stock on the date of this Agreement. Such options shall have such other terms specified by the ESOP as may be required for such options to qualify, to the extent permitted under the Internal Revenue Code, as amended, as "incentive stock options" and shall otherwise be in compliance with the ESOP's generally applicable requirements. Group shall execute this Agreement to evidence its agreement and obligations under this Section 6.

          7.   Scope of Duties.  (a)  Executive shall have responsibility for
               ---------------
directing the Company's business efforts, including (1) promotion of all Company products and resources, (2) achieving other business goals of the Company, (3) achievement of profit plan and other such operational matters relating to the operations of the Company, and (4) staffing, organization and other such matters relating to the operations and structure of the Company. Such duties shall be exercised subject to the control and supervision of the Chief Executive Officer and the Board of Directors of the Company.

          (b) Executive shall have such other duties as may be assigned to him from time to time by the Company's Chief Executive Officer and the Board of Directors commensurate with his experience and responsibilities in the position for which he is employed pursuant to Section 1 above. Such duties shall be exercised subject to the control and supervision of the Chief Executive Officer and the Board of Directors of the Company.

          (c) Executive hereby agrees to devote his full time, abilities and energy to the faithful performance of duties assigned to him and to the promotion and forwarding of the business affairs of the Company. Executive also agrees not to divert any business opportunities from the Company to himself or to any other person or business entity.

          (d) Executive shall not, during the term of this Agreement, be engaged in any other employment or business activity without the prior consent of the Chief Executive Officer and the Board of Directors of the Company; provided, however, that this restriction shall not be construed as preventing Executive from investing his personal assets in passive investments in business activities that are not in competition with the Company or any other entity affiliated with the Company.

          (e) Executive hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company or any affiliated entity, in general, in a manner consistent with the best interests of the Company, or its affiliates, as applicable, and with his duties under this Agreement.

          8.   Other Duties of Executive During and After the Period of
               --------------------------------------------------------
Employment.  (a)  Both during and after the Period of Employment, other than in
----------
the performance of his duties hereunder, Executive hereby agrees not to disclose, divulge or otherwise disseminate either during the term of his employment by the Company or at any time thereafter, to any person, firm or corporation, any information concerning the business affairs, the trade secrets, the customer lists or similar proprietary information of the Company or of any affiliated entity. Any technique, method, process or technology used by the Company or an affiliated entity in the manufacture, sale or distribution of any product or in the providing of any service shall be considered a "trade secret" for purposes of this Agreement.

          (b) Both during and after the Period of Employment, Executive hereby agrees that all patents, patent applications, know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him, the Company, or any affiliated entity are the property of the Company or such affiliated entity and shall not be used by him in any way adverse to the Company's or the affiliated entity's interests either during the Period of Employment or at any time thereafter. Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without the prior written direction or consent of the Company's Chief Executive Officer or the Board of Directors. Upon termination of this Agreement, Executive shall surrender to the Company all items in his possession which are the property of the Company. Executive hereby assigns to the Company any rights which he may have in any such trade secret or proprietary information.

          (c) During the Period of Employment and for a period of two (2) years thereafter, Executive shall not at any time:

     (i) directly or indirectly anywhere in the United States (the "Territory") own, manage, operate, control, or be connected in any manner, directly or indirectly, with the ownership, management, operation or control of (including, without limitation, through (i) serving as an employee, consultant, partner, officer, independent contractor of, (ii) having any substantial investment in or (iii) directly or indirectly contributing services or information to) any person or entity that is engaged in a business competitive with, or similar to, any line of business conducted by the Company, Matthews Studio Equipment Group or any other affiliated entity in the Territory as of the end of the Period of Employment; and

     (ii) directly or indirectly solicit any of the customers of the Company or any affiliated entity with the purpose of obtaining them as customers for a business competitive with, or similar to, the Company's business as a whole or any of the Company's lines of business.

          9.   Term and Termination.  (a)  This Agreement shall automatically
               --------------------
terminate on the death of Executive.

          (b) The Company shall have the right to terminate Executive's employment "with cause" at any time without prior notice, if any of the following, which shall be deemed "cause" by the Company, shall occur:

     1.   Any willful breach of duty or habitual neglect of duty;

     2. Subject to applicable law, including, but not limited to, the Family and Medical Leave Act of 1993, the continued incapacity of Executive for a period of more than sixty (60) consecutive days;

     3. Any material breach of Executive's obligations to the Company under this Agreement and, to the extent such breach can be cured, the failure of Executive to cure such breach within ten (10) days following receipt of written notice from the Company, if such breach can be cured by the payment of money, or a period of thirty (30) days following receipt of written notice from the Company, if such breach can be cured by other than the payment of money;

     4. Any material acts or events which result in Executive being prevented from fully performing his responsibilities to the Company in good faith, such as (i) drug or alcohol abuse, or (ii) acts of dishonesty, gross carelessness or gross misconduct; or

     5. Executive shall be convicted of a felony criminal offense or any other criminal offense involving Executive's lack of honesty or Executive's moral turpitude.

          (c) Executive may terminate this Agreement if there shall be a breach by the Company of a material obligation hereunder and, to the extent such breach can be cured, such breach remains uncured for a period of ten (10) days following receipt by the Company's Board of Directors of written notice thereof from Executive, if such breach can be cured by the payment of money, or a period of thirty (30) days following receipt by the Company's Board of Directors of written notice thereof from Executive, if such breach can be cured by other than the payment of money.

          (d) In the event of termination of Executive's employment "with cause", as of the date of termination, Executive shall be entitled to no further compensation or employee benefits, except for those salary amounts and employee benefits accrued and unpaid as of the date of termination and except for any bonus due under Section 5 above. In the event of termination of Executive's employment "without cause", Executive shall be entitled to receive the Base Salary and employee benefits for the period during which he is prohibited from competing with the Company as provided in Section 8.(c).

          10.  Insurance.  Executive hereby acknowledges and agrees that the
               ---------
Company or the Group shall have the right to procure insurance up to an amount of Ten Million Dollars ($10,000,000), to insure against the risk of death or disability of Executive during the term of this Agreement. If the Company or the Group so elects to purchase such additional insurance, such additional insurance shall (i) name the Company as the beneficiary of ninety percent (90%) of the policy amount and (ii) name Executive's heirs or distributees as the beneficiaries of ten percent (10%) of the policy amount, in the event of Executive's death or disability. Executive hereby agrees to cooperate with the Company or the Group in connection with the procurement and maintenance of such insurance.

          11.  Injunctive Relief.  The Company and Executive hereby acknowledge
               -----------------
and agree that any default under Section 8 above will cause irreparable damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to such injunctive relief as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Section 8 above and without the proof of actual damages.

          12.  Arbitration.  (a)  Except as provided in this Agreement, any
               -----------
dispute, controversy or claim arising out of or relating to this Agreement or breach thereof, shall be settled by binding arbitration heard by one arbitrator, in accordance with, at the election of Executive, either the Commercial Arbitration Rules of the American Arbitration Association or the Rules of the Federal Mediation Service (the "Rules"). The parties hereto agree that the venue of such arbitration shall be New York City, New York. The party intending to arbitrate shall serve a written notice of intention to commence arbitration on the other party. The arbitrator shall be appointed in accordance with the Rules.

          (b) The arbitrator shall be bound by the terms and conditions of this Agreement and shall have no power, in rendering the award, to alter or depart from any express provision of this Agreement, and his failure to observe this limitation shall constitute grounds for vacating the award. Any award of the arbitrator shall be final and binding upon the parties and judgment may be entered in any court of competent jurisdiction, including, without limitation, the courts of the State of New York or any Federal court in New York or any court of competent jurisdiction in the United States. The award and judgment thereon shall include interest at the legal rate from the date that the sum awarded to the prevailing party was originally due and payable.

          (c) All provisional remedies shall be the exclusive jurisdiction of the courts. The parties may seek and obtain provisional remedies prior to or contemporaneously with arbitration.

          (d) If any legal action or dispute arises under this Agreement, arises by reason of any asserted breach of it, or arises between the parties and is related in any way to the subject matter of the Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, arbitration costs, investigative costs, reasonable accounting fees and charges for experts. Attorneys' fees and expenses incurred in enforcing any judgment are recoverable as a separate item and shall be severable from other provisions of this Agreement, shall survive any judgment and shall not be merged into such judgment.

          (e) Except as otherwise provided in this Agreement, each of the parties consents and submits to the exclusive jurisdiction and venue of the State of New York for the adjudication of any dispute between the parties pertaining to this Agreement or the alleged breach of any provision hereof.

          13.  Severability.  Nothing contained herein shall be construed to
               ------------
require the commission of any act contrary to law. Should there be any conflict between any provision hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

          14.  Governing Law.  This Agreement is made under and shall be
               -------------
construed pursuant to the laws of the State of New York.

          15.  Counterparts.  This Agreement may be executed in counterparts and
               ------------
all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

          16.  Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

          17.  Modification.  This Agreement may be modified, amended,
               ------------
superseded, or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

          18.  Waiver.  The waiver by either of the parties, express or implied,
               ------
of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

          19.  Cumulative Remedies.  Each and all of the several rights and
               -------------------
remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one or such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

          20.  Headings.  The section and other headings contained in this
               --------
Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

          21.  Notices.   All notices, requests, demands and other
               -------
communications required or permitted hereunder shall be in writing and shall be deemed to have been given immediately when delivered by hand or by confirmed facsimile transmission, or three (3) days after being mailed, certified mail with postage prepaid, to:

     (a)  if to Executive:    Darren DeVerna
                              378 Packman Avenue
                              Fleetwood, NY  10552

     (b)  if to the Company:  Four Star Lighting, Inc.
                              30 Warren Place
                              P.O. Box 350
                              Mount Vernon, New York 10550
                              Attention:   Mr. Carlos D. DeMattos,
                                           Chief Executive Officer

                    with copy to:

                              Matthews Studio Equipment Group
                              3111 North Kenwood Street
                              Burbank, CA  91505

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


"Executive"                            /s/ Darren DeVerna
                                       ______________________________________
                                       DARREN DEVERNA


"Company"                              FOUR STAR LIGHTING, INC.



                                       By: /s/ Carlos D. DeMattos
                                           ----------------------------------
                                       Name:   Carlos D. DeMattos
                                       Title:  Chief Executive Officer


By its signature below, Matthews Studio Equipment Group, a California corporation, agrees to and acknowledges the obligation to issue the options to purchase 150,000 shares of its common stock described in Section 6 above. The individual signing below on behalf of Matthews Studio Equipment Group represents and warrants to Executive that he has the requisite power and authorization to bind Matthews Studio Equipment Group.


MATTHEWS STUDIO EQUIPMENT GROUP



By: /s/ Carlos D. DeMattos
    -------------------------
Name:  Carlos D. DeMattos
Title: Chairman of the Board,
       Chief Executive Officer